MAM Sells Halifax Division of The Maricor Group

PRESQUE ISLE, ME -- 06/18/2007 -- Officials at Maine & Maritimes Corporation (AMEX: MAM) today announced that the assets of the Halifax, Nova Scotia Division of The Maricor Group, Canada Ltd ("TMGC") have been sold to M & R Engineering Limited. M & R Engineering is owned by Denis A. Morris, the previous Vice President and Chief Operating Officer of TMGC in Halifax.

According to MAM Chief Financial Officer Michael I. Williams, the proceeds of this transaction will be used to retire debt incurred in connection with the original acquisition of the Halifax engineering division in 2004, and may result in an adjustment to the estimated book loss reported in MAM's Form 10-K for the period ending December 31, 2006.

Richard G. Daigle, Chairperson of Maine & Maritimes Corporation's Board of Directors, states, "We continue to make strides towards the divestiture of our unregulated businesses. The sale of the Halifax Division of The Maricor Group will enable us to focus additional resources on the utility sector of our business."

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 35,000 electricity customers in Northern Maine. MAM is also the parent company for subsidiaries involved in unregulated operations such as engineering and real estate. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-G = General Releases

For More Information Contact:
Annette N. Arribas, CTP, CCEP
VP Investor Relations, Corporate Compliance, and Treasurer
Tel: 207.760.2402
www.maineandmaritimes.com